                                                                     EXHIBIT 6.6


                              [SHEPHERD LETTERHEAD]


THIS AGREEMENT HAS CONFIDENTIAL PORTIONS OMITTED, WHICH PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. OMITTED PORTIONS ARE INDICATED IN THIS AGREEMENT BY "[REDACTED]".



December 20, 1996



Mr. David Ebner
Neutral Posture Ergonomics, Inc.
2301 Fountain Avenue
Bryan, Texas
77801

                                                AMENDED

Dear David:

As per your conversation last week with Imran Malik regarding the tooling costs for your six (6) moulds.

In the past week, we have reviewed all costs with our tool maker and our in-house design team. We have in fact been able to meet your target price of $350,000.00 US for all six moulds.

The moulds would be manufactured from P-20 Steel Single Cavity. All Inner moulds are Hot Dropped. All Outer moulds have Hot Manifolds.

Shepherd Products is responsible for meeting all BIFMA specifications. Neutral Posture is responsible for part and assembly design approval.

Payment Terms are:      One third upon receipt of order
                        One third upon approval of first samples
                        Balance payable in 30 days after production approval

Part Pricing:           Seat Outer              [REDACTED]
                        Seat Inner              [REDACTED]
                        High back Outer         [REDACTED]
                        High back Inner         [REDACTED]
                        Low back Outer          [REDACTED]
                        Low back Inner          [REDACTED]

All the above parts are made from modified poly-propolene.

o High Back and Low Back Inners include 4 T-Nuts - parts and labour included

o       Seat Pan Inner includes 10 - T-Nuts - parts and labour included

        "[REDACTED]" indicates confidential portions omitted and filed separately with the Commission.



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                                      -2-


o       Standard Packaging included for all parts - 15 pieces per box
o       Minimum order - quantities of 360 pieces of each part
o       All parts are quoted in black only

Terms: Delivery time twenty (20) weeks for completion of mould and twenty-four (24) weeks for production parts, F.O.B. our plant in Markham, Ontario, net 30 days.

Shepherd Products agrees to maintain the mould for the life of the mould with the exception of major overhauls as long as the mould remains in our possession.

We thank you again for allowing Shepherd Products the opportunity of quoting on this project.

Yours truly,


/s/ DREW BARRON
--------------------
Drew Barron

DB:jj

cc  Simon Fan
    Doug Gray
    Imran Malik
    Doug Meissner
    Brian Hough

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Mould Quote
Neutral Posture Ergonomics Inc.
December 20, 1996




WE, THE UNDERSIGNED AGREE TO THE TERMS AND CONDITIONS OF THIS AGREEMENT.




   /s/ SIMON FAN                           /s/  REBECCA BOENIGK
-----------------------------------    ------------------------------------
Shepherd Products                      Neutral Posture


  January 13, 1997                       January 8, 1997
-----------------------------------    ------------------------------------
Date                                   Date